Item 77K.	Changes in Registrants Certifying Accountant

Effective July 22, 1998, the Board of Trustees of Kobrick-Cendant Investment Trust (the Trust) accepted the resignation of Ernst & Young LLP (Ernst & Young) as independent accountants for the Trust. On September 9, 1998, the Trustees of the Trust who are not interested parties (as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940) of the Trust approved the engagement of PricewaterhouseCoopers LLP as independent accountants for the Trust to audit the financial statements of the Trust for the fiscal year ending September 30, 1998. Such engagement was recommended by the Audit Committee of the Board of Trustees of the Trust.

	The reports of Ernst & Young on the Trusts financial statements since the initial capitalization of the Trust on December 23, 1997 (the Initial Capitalization Date) did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

	In connection with the audit of the Trusts financial statements as of the Initial Capitalization Date and in the fiscal period subsequent thereto, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in connection with its reports on the Trusts financial statements with respect to such periods. Also, since the Initial Capitalization Date and in the fiscal period subsequent thereto, there were no reportable events as defined in subparagraph (a)(1)(v) of Item 304 of Regulation S-K.

	Since the Initial Capitalization Date and in the subsequent interim period prior to the engagement of PricewaterhouseCoopers LLP, neither the Trust nor anyone else on its behalf consulted PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered on the Trusts financial statements, nor was PricewaterhouseCoopers LLP consulted regarding the subject of a disagreement (as described in Item 304, paragraph (a) (1) (iv)) or a reportable event (as described in Item 304, paragraph (a) (1) (iv)).

	The Trust has requested Ernst & Young to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of the letter dated November
20, 1998, furnished by Ernst & Young, is filed as Exhibit    to this
report on Form N-SAR.